Exhibit 5.1

CLEARY GOTTLIEB STEEN & HAMILTON LLP

NEW YORK WASHINGTON, D.C. PARIS BRUSSELS FRANKFURT COLOGNE MOSCOW	2 London Wall Place London EC2Y 5AU T: +44 20 7614 2200 F: +44 20 7600 1698 clearygottlieb.com	ROME MILAN HONG KONG BEIJING BUENOS AIRES SÃO PAULO ABU DHABI SEOUL

D: +44 20 7614 2230

dgottlieb@cgsh.com

March 9, 2021

HSBC Holdings plc

8 Canada Square

London E14 5HQ

Ladies and Gentlemen:

We have acted as special U.S. counsel to HSBC Holdings plc, a public limited company incorporated under the law of England and Wales (the “Company”), in connection with the Company’s offering pursuant to a registration statement on Form F-3 (No. 333-253632) of U.S.$1,000,000,000 aggregate principal amount of 4.000% Perpetual Subordinated Contingent Convertible Securities (Callable During Any 2026 Securities Optional Redemption Period) (the “2026 Securities”) and U.S.$1,000,000,000 aggregate principal amount of 4.700% Perpetual Subordinated Contingent Convertible Securities (Callable During Any 2031 Securities Optional Redemption Period) (the “2031 Securities” and, together with the 2026 Securities, the “Securities”), to be issued under an indenture dated as of August 1, 2014 (as amended or supplemented through the date hereof, the “Base Indenture”), among the Company, The Bank of New York Mellon, London Branch, as trustee (the “Trustee”), and HSBC Bank USA, National Association (“HSBC Bank USA”), as paying agent and registrar, as supplemented and amended by a tenth supplemental indenture (the “Tenth Supplemental Indenture”), an eleventh supplemental indenture, with respect to the 2026 Securities (the “Eleventh Supplemental Indenture”), and a twelfth supplemental indenture, with respect to the 2031 Securities (the “Twelfth Supplemental Indenture”), each dated as of March 9, 2021 (the Tenth Supplemental Indenture, the Eleventh Supplemental Indenture and the Twelfth Supplemental Indenture, collectively the “Supplemental Indentures” and, together with the Base Indenture, as applicable, the “Indenture”), among the Company, the Trustee and HSBC Bank USA, as paying agent, registrar and, only with respect to the Eleventh Supplemental Indenture and the Twelfth Supplemental Indenture, calculation agent. Such registration statement, as amended as of its most recent effective date (March 2, 2021), insofar as it relates to the Securities (as determined for purposes of Rule 430B(f)(2) under the Securities Act of 1933, as amended (the “Securities Act”)), including the documents incorporated by reference therein but excluding Exhibits 25.1, 25.2, 25.3 and 25.4, is herein called the “Registration Statement.”

Cleary Gottlieb Steen & Homilton LLP is a Limited Liability Partnership registered in England and Wales Number OC310280. it is authorised and regulated by the Solicitors Regulation Authority. A list of the members and their professional qualifications is open to inspection at the registered office, 2 London Wall Place, London EC2Y 5AU. Cleary Gottlieb Steen & Hamilton LLP or an affiliated entity has an office in each of the cities listed above.

HSBC Holdings plc, p. 2

In arriving at the opinion expressed below, we have reviewed the following documents:

(a)	the Registration Statement;

(b)	an executed copy of the Base Indenture;

(c)	executed copies of the Supplemental Indentures; and

(d)	copies of the Securities in global registered form (the “Global Securities”) as executed by the Company and authenticated by the Trustee.

In addition, we have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Global Securities are valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture; provided that we express no opinion as to the validity, binding effect or enforceability of Article V of each of the Eleventh Supplemental Indenture and the Twelfth Supplemental Indenture (and, in each case, the corresponding provision in the Global Securities), which is governed by the law of England and Wales.

Insofar as the foregoing opinion relates to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) we have assumed that the Company and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company regarding matters of the federal law of the United States of America or the law of the State of New York that in our experience normally would be applicable to general business entities with respect to such agreement or obligation), (b) such opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity, (c) we express no opinion with respect to the effect of any mandatory choice of law rules and (d) such opinion is subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.

We express no opinion as to the subject matter jurisdiction of any United States federal court to adjudicate any action relating to the Securities where jurisdiction based on diversity of citizenship under 28 U.S.C. §1332 does not exist.

The foregoing opinion is limited to the federal law of the United States of America and the law of the State of New York. With respect to matters governed by the law of England and Wales, we have relied on our opinion dated March 9, 2021, as English counsel to the Company, which has been filed as Exhibit 5.2 to the Company’s Form 6-K dated March 9, 2021.

HSBC Holdings plc, p. 3

We hereby consent to the incorporation by reference of this opinion in the Registration Statement and the use of our name in the prospectus constituting a part of the Registration Statement and the prospectus supplement dated March 2, 2021 relating to the Securities under the heading “Legal Opinions.” In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ David I. Gottlieb
David I. Gottlieb, a Partner